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                          [MCAFEE & TAFT LETTERHEAD]





                                April 21, 1997




American Fidelity Variable
  Annuity Fund A
2000 Classen Center
Oklahoma City, Oklahoma 73106



                           Re:  Post-Effective Amendment No. 41
                                to Form N-3 Registration
                                Statement (No. N.2-30771)



Ladies and Gentlemen:


             You have requested that we advise you with respect to the legality of the securities (the "Securities") being registered under Post-Effective Amendment No. 41 to the Registration Statement on Form N-3 (No. N.2-30771) of American Fidelity Variable Annuity Fund A (the "Fund") to be filed with the Securities and Exchange Commission. In rendering the opinion expressed below, we have reviewed the form of variable annuity contract used by the Fund, filed as Exhibit 6 to the referenced Post-Effective Amendment (the "Variable
Annuity Contract"), and conducted such investigation and examined such other documents as we deemed appropriate.


             Based upon the foregoing, it is our opinion that the Variable Annuity Contract is in compliance with the Oklahoma Insurance Code and that the Securities, when issued in accordance with the terms of a Variable Annuity Contract, will be legally issued and that the Variable Annuity Contracts will represent binding obligations of American Fidelity Assurance Company.

             This opinion is being furnished to you solely for use in the filing of the Registration Statement, and we hereby consent to its use therein. This opinion is not to be used, circulated or quoted or otherwise referred to for any other purpose without our express written consent.


                                          Very truly yours,


                                  /s/ MCAFEE & TAFT A PROFESSIONAL CORPORATION
                                  --------------------------------------------
                                    McAfee & Taft A Professional Corporation